Summit COMMUNITY BANK

Service Beyond Expectations

May 23, 2013

Smith-Midland Corporation
PO Box 300
Midland, VA 22728

To Whom It May Concern;

Summit Community Bank (SCB) is pleased to provide you with an offer of commitment for the recent request to renew an existing Business Line of Credit in the amount described below. This loan commitment is provided to you under the following terms, conditions, requirements, and limitations.

BORROWER(S): Smith-Midland Corporation

LENDER: Summit Community Bank (SCB).

PURPOSE: Renew existing Business Line of Credit #573647

AMOUNT: $2,000,000.00

INTEREST RATE; TERMS AND REPAYMENT: The interest rate will be equal to the Wall Street Journal Prime rate with an initial rate and floor rate of 4.49%; adjustable every month with interest only payments due on a monthly basis for a term of 12 months. Principal and Interest are due at maturity.

The initial rate as disclosed above is "locked in" for 60 days, or at the stated expiration of this commitment letter. Failure to close this loan prior to the expiration date of your commitment may result in the change of your initial rate based on the current Index and Spread at time of closing, as outlined in the rate section above.

OTHER TERMS: A Late Charge of 5.00% of the payment amount with a minimum of $10.00 and a maximum of $1,000.00 will be assessed if a payment is made more than 7 days after it is due.

PREPAYMENT: Prepayment may be made at anytime without penalty.

CONTINGENCIES: Operating deposit account must be maintained at Summit Community Bank.

COVENANTS:

a) Corporate annual (FYE) audited financial statements or 10K within 90 days of its year-end

b) Corporate quarterly audited financial statements or 10Q within 45 days after the close of its quarter

c) Monthly A/R aging and Inventory reports. Within 30 days of the close of each month.

d) Annual capital expenditures exceeding $1,000,000.00 must be must be approved by the Bank.

e) Any acquisition must be approved by the Bank prior to funding such acquisition.

f) No additional financing by any other lender shall be secured by any lien on the Collateral without prior written consent of the bank (except leased equipment).

g) Prohibition on the payment of dividends to stockholders without the Bank's prior written consent except for dividends paid in shares of the Company's Common Stock.

h) Must maintain tangible equity of $5.0 million.

CLOSING FEES AND EXPENSES:

The Borrowers will pay a loan origination fee in the amount of $2,500.00. All other costs incidental to this loan, including but not limited to attorney fees, appraisal fees, and recording fees, are to be paid by the Borrowers. The Borrowers acknowledge responsibility to pay, and will immediately reimburse, for any appraisal or legal fees incurred in preparation for loan closing, whether the loan closes or not.

COLLATERAL:

1st lien position on Account Receivables and Inventory and 2nd lien position on all other business assets.

FIRE/HAZARD INSURANCE:

Fire/Hazard insurance shall be in full force and effect listing Summit Community Bank as 1st lien holder prior to closing

DOCUMENTATION:

These loans shall be evidenced by appropriate promissory note(s), deed(s) of trust, security agreement(s), loan agreement(s) and other documents as deemed appropriate by the bank and its legal counsel. All documents must be approved, prior to closing, by the bank. All the terms, provisions and conditions in all such writings must meet with approval of the bank in its sole and absolute discretion.

FINANCIAL STATEMENTS:

On an annual basis within 120 days after fiscal year ends, financial statements including balance sheets and complete copies of Federal Income Tax Returns from the borrowers and guarantors shall be submitted to SCB as long as these loans are active.

ACCEPTANCE AND YOUR CLOSING:

If this commitment is acceptable, please indicate acceptance by signing and returning this letter. If not accepted by the borrowers or extended in writing by SCB, unless otherwise agreed to by the parties, this

commitment to lend expires 15 days from the date of this letter. The loan must be closed within 60 days of the date of this letter or this commitment shall be null and void. The terms and conditions of this commitment shall survive closing of this loan and will be incorporated into any additional loan agreement and/or documents that may be prepared.

We are pleased to be able to offer this loan commitment to you and look forward to working with you on this project. If you have any questions, please do not hesitate to call me.

Sincerely,

Margie Markham
VP/Commercial Lending
NMLS ID: 745125

ACCEPTED this 1 day of June, 2013

Smith–Midland Corporation

Ashley B. Smith, President